EXHIBIT 99.1


INTERNATIONAL WIRE GROUP, INC. TO BUY HIGH PERFORMANCE CONDUCTORS UNIT FROM PHELPS DODGE CORPORATION

Camden, N.Y. - March 7, 2006 - International Wire Group, Inc. (ITWG.PK) announced today that it has entered into an agreement to acquire Phelps Dodge High Performance Conductors of SC and GA ("HPC") from Phelps Dodge Corporation ("PD"). Under the agreement, International Wire Group, Inc. will acquire all of the outstanding common stock for $42 million subject to a working capital adjustment. Additionally, International Wire Group, Inc. will purchase the copper inventory held on consignment by HPC from PD. Based on current prices and recent inventory levels, International Wire Group, Inc. would expect to pay approximately $5 million. In addition, International Wire Group, Inc. has agreed to a contingency payment of up to $3 million based on HPC's 2006 Earnings Before Interest, Taxes, Depreciation and Amortization. HPC has manufacturing operations in Inman, SC and Trenton, GA. The transaction is subject to certain regulatory approvals.

Rodney D. Kent, Chief Executive Officer, stated, "We are pleased with the opportunity to increase our bare wire business as we wind-down and exit, as previously announced, the insulated wire business". Mr. Kent added, "This acquisition continues the execution of our strategy to expand our product offerings into silver and nickel plated products and to sell into new markets, including aerospace and medical."

International Wire Group, Inc. manufactures and markets wire products, including bare and tin-plated copper wire and insulated copper wire products, for other wire suppliers and original equipment manufacturers or "OEMs". The Company's products include a broad spectrum of copper wire configurations and gauges with a variety of electrical and conductive characteristics and are utilized by a wide variety of customers primarily in the appliance, automotive, electronics and data communications, and industrial/energy industries. The Company manufactures and distributes its products at 15 facilities located in the United States, Mexico, France, Italy and the Philippines.

         FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY

Certain statements in this report may constitute "forward-looking" statements within the meaning of the Private Litigation Reform Act of 1995. Words such as "expects," "intends," "plans," "projects," "believes," "estimates," and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is

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expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of customers, production rate increases and decreases, acquisition and divestiture plans, and other cost-reduction and productivity efforts; performance issues with key suppliers, subcontractors and customers; global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; legal and investigatory proceedings; actions by governmental regulators; and other economic, political and technological risks and uncertainties.



Contact:
International Wire Group, Inc.
Glenn J. Holler
Senior Vice President and CFO
314-719-1000

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